UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2012

Valley Forge Composite Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida (state or other jurisdiction of incorporation)	000-51420 (commission file number)	20-3061892 (irs employer identification no.)

50 East River Center Blvd., Suite 820, Covington Kentucky (address of principal executive offices)		41011 (zip code)

Registrant’s telephone number, including area code (859) 581-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL AGREEMENT

On May 29, 2012, Symmetry Group, LLC (“Symmetry”) executed an unsecured promissory note (“Note”) evidencing a $300,000 loan Valley Forge Composite Technologies, Inc. (the “Valley Forge”) made to Symmetry.  Under the terms of the Note, which bears no interest, Symmetry must repay the loan in full on or before May 29, 2013.  The purpose of the loan is described in Item 8.01 below.

ITEM 8.01  OTHER EVENTS

On May 30, 2012, Valley Forge Composite Technologies, Inc. (the “Valley Forge”) announced that it had reached an agreement in principle with a private US based company that is negotiating an agreement (the “Agreement”) with a Latin American government for the first commercial development, delivery and maintenance of a THOR LVX photonuclear detection system.

Valley Forge has funded $300,000 for the posting of a bond, which is a step necessary to signing the Agreement.  Under the proposed terms of the Agreement, the Agreement would be for a five-year term, with Valley Forge to receive an initial payment for the system and ongoing monthly revenue on a per-scan basis. Valley Forge estimates that the total value of the Agreement, including ongoing fees on a per-scan basis, would exceed $5 million, with revenue to be recognized as phases of the project are completed. Management is in discussions with several potential partners to help finance the Agreement.  There is no assurance that the Agreement will be finalized.  Assuming execution of the Agreement in the near future, management believes that construction of the system should begin within the next 90 days or so.

Valley Forge’s Press Release dated May 30, 2012 is included as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

The following exhibit is filed with this report:

Exhibit 99.1    Press Release dated May 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By: /s/ Louis J. Brothers

      Louis J. Brothers
      President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Date: May 30, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 30, 2012